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                        CONCORDE CAREER COLLEGES, INC.

                      Certificate of Designations of the
                          Class B Voting Convertible
                                Preferred Stock

                           Par Value $0.10 Per Share
                      Liquidation Value $27.20 Per Share

                               ________________

                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware

          The undersigned, the President of Concorde Career Colleges, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY that the following resolution has been duly adopted by the Board of Directors of the Corporation (the "Board of Directors"):

          RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Restated Certificate of Incorporation, as amended, the Board of Directors hereby authorizes the issuance of a series of the preferred stock (the "Preferred Stock") of the Corporation which shall consist of 150,000 shares of the Corporation's Preferred Stock and hereby fixes the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof of the shares of such series as follows:

          (i) Designation. The designation of said series of the Preferred Stock shall be Class B Voting Convertible Preferred Stock (the "Class B Voting Convertible Preferred Stock"). The number of shares of Class B Voting Convertible Preferred Stock issuable shall be 150,000. The shares of Class B Voting Convertible Preferred Stock shall be issued as full shares and shall rank equally in all respects.

          (ii) Dividends. Except as otherwise provided herein, the holders of the shares of Class B Voting Convertible Preferred Stock shall not be entitled to receive any dividends payable in cash, property or securities for any period through December 31, 2000; provided, however, commencing January 1, 2001 (the "Dividend Commencement Date"), the holders of the Class B Voting Convertible Preferred Stock shall be entitled to receive as and when declared by the Board of Directors or a duly authorized committee thereof ("Authorized Board Committee") out of funds legally available for the payment of dividends, preferential dividends at the rate of (i) $3.26 per share of Class B Voting Convertible Preferred Stock per annum through December 31, 2002 and (ii) beginning January 1, 2003 and until the Class B Voting Convertible Preferred Stock is cancelled or redeemed, $4.08 per share of Class B Voting Convertible Preferred Stock (collectively, the "Dividends"). All Dividends shall be payable to holders of Class B Voting Convertible Preferred Stock in cash unless no funds are legally available for the payment of the Dividends in which case the Dividends are payable in kind as Class B Voting Convertible Preferred Stock valued at $27.20 per share thereof.

Dividends shall be earned from the date of the Dividend Commencement Date and shall be payable in cash on a quarterly basis on April 1, July 1, October 1, and January 1 in each year (the "Dividend Payment Dates") for the immediately preceding quarterly period ending on March 31, June 30,

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September 30 and December 31, respectively. Such Dividend payments shall be made to stockholders of record on the record date for each such quarterly period, such record date to be determined by the Board of Directors or an Authorized Board Committee in advance of each particular Dividend Payment Date. The
Dividend amount payable on shares of Class B Voting Convertible Preferred Stock for each full quarterly dividend period shall be computed by dividing by four the annual rate per share set forth in this paragraph (ii). There shall be no sinking fund or required deposit of funds in connection with the Dividends.

     (iii) Redemption. The shares of Class B Voting Convertible Preferred Stock are not required to be redeemed by the Corporation.

     (iv)  Voting Rights.
           -------------

          (A) Each holder of Class B Voting Convertible Preferred Stock shall be entitled to cast on all matters submitted to a vote of the Corporation's stockholders that number of votes equal to the number of whole shares of $0.10 par value common stock of the Corporation (the "Common Stock") computed using the conversion ratio set forth in paragraph (V) herein that would be issuable to such holder, if such holder were to convert such shares of Class B Convertible Preferred Stock as of the record date for purposes of voting at the meeting of stockholders at which such vote will be taken.

          (B) The holders of the Class B Voting Convertible Preferred Stock and the holders of the Common Stock shall vote together as one class on all matters submitted to a vote of the Corporation's stockholders.

     (v)  Conversion. The holders of the Class B Voting Convertible
Preferred Stock shall have the right to convert such Class B Voting Convertible Preferred Stock on and subject to the following terms and conditions:

          (A) At the option of the holder of each share of Class B Voting Convertible Preferred Stock, each share of Class B Voting Convertible Preferred Stock shall be convertible into twenty (20) fully paid and non-assessable shares of Common Stock at a conversion price of $27.20 per share of Class B Voting Convertible Preferred Stock, subject to adjustment as hereinafter provided (the "Conversion Ratio").

          (B) In order to exercise the conversion right, the holder of any shares of Class B Voting Convertible Preferred Stock to be converted shall surrender the certificate or certificates representing such shares for conversion to an agent designated by the Corporation (the "Agent"), and shall give written notice to such Agent that the holder elects to convert such shares of Class B Voting Convertible Preferred Stock. Such notice shall also state whether any shares of Class B Voting Convertible Preferred Stock represented by the tendered certificate or certificates, if any, are not to be converted. Any certificate for the Common Stock issuable upon conversion of Class B Voting Convertible Preferred Stock, together with any certificate for Class B Voting Convertible Preferred Stock representing the number of unconverted shares, if any ("Balance Certificate") shall be issued in the same name as the record holder of the certificate for Class B Voting Convertible Preferred Stock tendered for conversion. Certificates for Common Stock and any Balance Certificates shall not be issued unless the certificate for Class B Voting Convertible Preferred Stock tendered for conversion is duly endorsed by, or accompanied by instruments of transfer in form satisfactory to the Agent duly executed by, the record holder or their duly authorized attorney.

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          (C) As soon as practicable after the receipt of the certificates representing the shares surrendered for conversion, accompanied by the notice required by subsection (B), the Corporation shall cause to be issued and delivered to the record holder of the shares so surrendered for conversion, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares of Class B Voting Convertible Preferred Stock and a Balance Certificate, if any. Such conversion shall be deemed to have been effected on the date on which the Agent shall have received such certificates representing shares of Class B Voting Convertible Preferred Stock.

          (D) The Corporation shall not be required to issue fractional shares of Class B Voting Convertible Preferred Stock or of Common Stock or scrip upon conversion of shares of Class B Voting Convertible Preferred Stock. If certificates representing more than one share of Class B Voting Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of all shares issuable by the Corporation upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class B Voting Convertible Preferred Stock surrendered for conversion. In connection with the conversion of any Class B Voting Convertible Preferred Stock, no fractional shares of Common Stock shall be issued, but the Corporation shall pay to the holder of such fractional shares a cash payment for such fractional share in an amount based on the Conversion Ratio.

          (E) In case the Corporation shall (i) declare a dividend, or make a distribution on shares of its Common Stock, in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) make any other change affecting the Common Stock as a class without receipt of consideration, the Conversion Ratio shall be adjusted to the extent necessary to prevent dilution or enlargement of the conversion rights granted to the holders of the Class B Voting Convertible Preferred Stock hereunder.

          (F) In case the Corporation shall merge or consolidate with another corporation or entity whereupon the Corporation shall not be the surviving entity thereof, the Class B Voting Convertible Preferred Stock shall become convertible into the type and number of shares of the surviving entity or property (including cash) in the same manner as the Common Stock of the Corporation but otherwise subject to the same terms and conditions provided herein.

          (G) The Corporation shall at all times provide, free from preemptive rights, out of its authorized but unissued shares, or out of shares held in its treasury, shares of Common Stock into which the outstanding shares of Class B Voting Convertible Preferred Stock are then convertible sufficient to provide for the conversion thereof. If any shares of Common Stock to be provided for the purpose of conversion of Class B Voting Convertible Preferred Stock require registration with or approval of any governmental authority under any federal or state law, before such shares may be validly issued upon conversion, then the Corporation covenants that it will in good faith and as expeditiously as possible endeavor to secure such registration or approval as the case may be. The Corporation covenants that all shares of Common Stock which may be issued upon conversion of the Class B Voting Convertible Preferred Stock will be upon the issuance thereof be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

          (H) The Class B Voting Convertible Preferred Stock will be automatically converted into shares of Common Stock at the Conversion Ratio in the event:

               (i) there is completed a successful registered public offering of the Corporation's Common Stock exceeding $20,000,000 in the aggregate (the "Offering"); and

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               (ii) the Offering price exceeds $4.00 per share of Common Stock.

     (vi) Amendment. The Board of Directors reserves the right by subsequent amendment of this resolution from time to time to decrease the number of shares which constitute the Class B Voting Convertible Preferred Stock (but not below the number of shares thereof then outstanding) and, subject to anything to the contrary set forth in the Restated Certificate of Incorporation, as amended, of the Corporation applicable to the Preferred Stock, to subdivide the number of shares, the par value per share and the liquidation value per share of the Class B Voting Convertible Preferred Stock, and in other respects to amend, within the limitations provided by law, this resolution and the Restated Certificate of Incorporation, as amended, of the Corporation.

     (vii) Liquidation, Dissolution or Winding Up. The shares of Class B Voting Convertible Preferred Stock shall be preferred as to assets over the shares of the Common Stock or any other capital stock of the Corporation ranking junior to the Class B Voting Convertible Preferred Stock upon liquidation, dissolution or winding up of the Corporation so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Class B Voting Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, after distribution and payment in full to the holders of any capital stock of the Corporation ranking prior to the Class B Voting Convertible Preferred Stock upon liquidation, dissolution or winding up of the Corporation of the preferential amounts and dividends payable thereon, and before any distribution is made to holders of shares of the Common Stock or any other capital stock of the Corporation ranking junior to the Class B Voting Convertible Preferred Stock upon liquidation, dissolution or winding up of the Corporation, an amount equal to $27.20 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid on such share of Class B Voting Convertible Preferred Stock to the date of final distribution. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Class B Voting Convertible Preferred Stock or any capital stock ranking on a par with the Class B Voting Convertible Preferred Stock upon liquidation, dissolution or winding up of the Corporation, shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereof were payable in full. For the purposes hereof, neither a consolidation nor a merger of the Corporation with one or more other corporations, nor a sale or a transfer of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                            -----------------------

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          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned President and attested to by its Secretary this 24th day of February, 1997.


                              --------------------------
                              Jack L. Brozman, President


ATTEST:

-------------------------------------------
Lisa M. Henak, Secretary

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